Exhibit 99.1

NEWS RELEASE

Contacts:

Layne Christensen Company	The Equity Group Inc.
Jerry W. Fanska	Devin Sullivan
Sr. Vice President Finance	Sr. Vice President
913-677-6858	212-836-9608
jerry.fanska@layne.com	dsullivan@equityny.com

Jenny Caulk	Thomas Mei
Corporate Communications Manager	Account Executive
913-677-6852	212-836-9614
jenny.caulk@layne.com	tmei@equityny.com

FOR IMMEDIATE RELEASE

Layne Christensen Announces Preliminary Fiscal 2013 Fourth Quarter Results

Mission Woods, Kansas – March 6, 2013 -- Layne Christensen Company (Nasdaq: LAYN) (“Layne” or the “Company”) today announced preliminary, unaudited results for the fiscal 2013 fourth quarter ended January 31, 2013 (Q4 FY 2013).  Layne expects to announce full year and Q4 FY 2013 audited results on or about April 15, 2013.

Q4 FY 2013 Preliminary, Unaudited Results and Other Highlights:

●	Revenues of approximately $230 million.

●	Loss from continuing operations, net of income taxes, of between $23 million and $25 million, or $1.18 to $1.28 per diluted share.

●
Layne noted that it continues to evaluate assets associated with its strategy to provide global solutions to water, mineral and energy clients.  In that regard, the loss from continuing operations will include non-cash, pre-tax charges of $6 to $8 million associated with the write-off of non-core products and technologies at Water Resources and Energy Services.

●	Layne incurred approximately $4 million in severance and other expenses related to the previously announced corporate consolidation to The Woodlands, Texas.

●
The Company has taken significant steps to address the impact of these losses, including among others, headcount reductions, a wage freeze, travel and entertainment restrictions and tighter limits on capital expenditures.  The Company intends to generate approximately $20 million in the upcoming months with non-strategic asset sales.

●	Company announces a new, $80 million Heavy Civil project and meaningful progress working through Heavy Civil’s legacy backlog.

"In our Mineral Exploration segment we have been able to significantly reduce operating costs in response to the moderation of the global commodity super-cycle that has driven results for the last several years.  In the last few months, many of our customers have cut back on exploration programs, especially in Australia and Africa, as they adjust to world economic changes and in some cases work through the integration of large acquisitions.  Our opinion is that this market will be soft for the first half of FY 2014, but could begin to rebound in the second half of this year as long as gold and copper prices remain stable.

Heavy Civil losses were much greater than expected this quarter, driven by higher than anticipated costs from certain projects in the Northeast where this region’s loss before income taxes was approximately $3.5 million, with the remainder coming from continued completion of older projects.  We have made meaningful progress against our stated goal of working through older projects that do not meet our profitability expectations.  At the same time, we have secured new projects at Heavy Civil with higher associated margins, including a new, $80 million project in Cudjoe Key, Florida.  Although the completion of legacy projects continues, the vast majority of Heavy Civil’s current backlog entering FY 2014 reflects projects we expect to complete at improved margins.  Performance and execution will be the keys for returning this segment to profitability.

Other non-cash costs in the quarter were due to a further pruning of product lines that do not support our strategy to address the significant water needs of the U.S. oil and gas market.  We are beginning to negotiate our first sizeable contracts in the energy sector and are extremely excited about the potential we see in this market.  Our move to The Woodlands, Texas is progressing as planned and, as a result of previously announced executive changes, certain severance and other costs were also incurred in the quarter.”

--Rene J. Robichaud, President and Chief Executive Officer

The loss before income taxes in Q4 FY 2013 is expected to be between $34 million and $38 million.  These losses are expected to be attributable to, among other things:  a) losses at Heavy Civil, between $10 million and $12 million, as this business continues to work through several unprofitable contracts that are experiencing cost overruns; b) aggregate losses of between $13 million and $14 million at Geoconstruction, Water Resources, and the new Energy Services initiative, including the above-referenced non-cash, pre-tax charges totaling between $6 million and $8 million; and c) non-recurring severance and other expenses of approximately $4 million pertaining primarily to the move to The Woodlands, Texas.  The expected loss at Mineral Exploration will be approximately $1.0 million, as a result of the factors noted above, ongoing civil unrest in Mali, and increased price competition from some of the Company's competitors.

These preliminary results could differ materially from the audited results that will be reported on or about April 15, 2013.  The unaudited results presented in this release are preliminary, and remain subject to regular year-end closing processes that could result in significant adjustments, including the assessment of the value of long-lived assets and goodwill, income tax provisions, evaluation of uncertain tax positions, evaluation of certain deferred tax assets, final assessment of legal matters and other significant estimates.

Layne Christensen Company
Layne is a global solutions provider to the world of essential natural resources – water, mineral and energy.  We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934.  Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future.  Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  the outcome of the ongoing internal investigation into, among other things, the legality, under the Foreign Corrupt Practices Act and local laws, of certain payments to agents and other third parties interacting with  government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, the duration of the current slowdown in the Mineral Exploration market, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the timing for the completion of the existing unprofitable contracts in the Heavy Civil division, the ability of the Company to successfully obtain profitable contracts in the Heavy Civil and Energy Services divisions,  the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity and reduce costs, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Many of the factors that will determine these items are beyond the Company's ability to control or predict. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected.  These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements. For further discussion of these factors see “Item 1A. Risk Factors” in the Company's most recent Annual Report on Form 10-K and, to the extent applicable, its Quarterly Reports on Form 10-Q.

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